Exhibit 99.1

For Immediate Release

Contact: Shareholder Relations
             951-271-4232
             shareholderinfo@vineyardbank.com

Vineyard National Bancorp Confirms No Subprime Loans In Portfolio;
Provides Information On Residential Loan Portfolio Asset Mix

Corona, California (March 19, 2007) -- Vineyard National Bancorp (NASDAQ:VNBC) (the “company”), the parent company for Vineyard Bank, N.A. (“Vineyard”), confirmed today that Vineyard’s residential mortgage loan portfolio does not contain any subprime mortgage loans and Vineyard is not originating subprime mortgage loans for resale. Subprime mortgages include loans where the borrower is qualified at a rate less than the fully indexed and amortizing rate, lacking income and asset information, and that may otherwise subject borrowers to payment shock and a higher risk of foreclosure.

Residential mortgage loans held in the Vineyard portfolio were underwritten in accordance with regulatory requirements and internal underwriting policies and require, among other things, adequate collateral and a demonstrated ability to repay the loan through evidence of income and assets and/or pre-funded interest reserves. Pre-funded interest reserves are typically required on construction loans. Vineyard’s strategic plan does not call for the on-going origination of permanent loans secured by 1 to 4 unit single family residences and, at year ended December 31, 2006, Vineyard’s residential loan portfolio consisted of the following loan types:

Type	Number of Loans	Aggregate Outstanding Balance	Average Outstanding Balance	Number of Market Locations	Percentage of All Loans in Portfolio
Luxury Home Construction Loans	380	$514.4 million	$1.4 million	10	27.0%
Pre-Construction Acquisition & Land Loans	96	$139.7 million	$1.5 million	10	5.9%
Tract Construction Loans	39	$152.1 million	$3.9 million	7	8.0%
Residential Income Property Loans	147	$222.5 million	$1.5 million	5	11.7%
Permanent Loans (1 to 4 Units)	37	$6.7 million	$0.2 million	4	1.8%

The Number of Market Locations represents the number of sub-markets in which the collateral securing the respective loan categories is located.

Luxury home construction loans are primarily made to builders and developers and are collateralized by properties along the southern California coast, primarily within Los Angeles’ “south bay” coastal communities (including Manhattan Beach, Hermosa Beach, El Segundo and Redondo Beach, as well as the Palos Verdes Peninsula area), Los Angeles’ “west side” (including Beverly Hills, Brentwood, Bel Air and Malibu) and Orange County. With the establishment of the Los Altos loan production office in February 2007, Vineyard will also expand this type of lending to new geographic areas similar in demographics to its existing market area, including established, affluent areas in the San Francisco Bay area. These types of construction loans typically have commitment amounts ranging from $1.0 million to $5.0 million and are generally structured with a pre-funded interest reserve for the initial term of the loan. Luxury home construction loans generally have a Loan-to-Value ratio of less than 70%.

Pre-construction acquisition and land loans are primarily made to builders and developers for the purpose of acquiring and permitting properties for luxury home construction. Properties collateralizing these loans are generally located in the same areas as Vineyard’s luxury home construction loans. These loans are precursors to the luxury home construction loans made by Vineyard and are secured by property with an existing residential structure that will be demolished and replaced with a new home. Pre-construction acquisition and land loans generally have a Loan-to-Value ratio of less than 65%.

Tract construction loans are primarily secured by newly-constructed, entry to mid-level detached and attached single-family homes. Home prices in these tracts generally range from $290,000 to $700,000, with the majority of homes in the mid-$400,000 range. Although these loans are predominantly originated within the Inland Empire of Southern California, Vineyard has financed projects throughout California. These types of construction loans typically have commitment amounts ranging from $5.0 million to $20.0 million. Tract construction loans generally have a Loan-to-Value ratio of less than 75%.

Residential income property loans are secured by multifamily and apartment buildings primarily in Los Angeles and Orange counties, with some lending in the Inland Empire region. These loans typically range from $0.5 million to $5.0 million. Residential income property loans generally have a Loan-to-Value ratio of less than 75%.

Permanent loans are secured by 1 to 4 unit residential properties primarily in Los Angeles and Orange Counties and the Inland Empire region. Of Vineyard’s $1.9 billion loan portfolio, approximately $6.7 million represents conforming mortgage loans. Permanent loans generally have a Loan-to-Value ratio of less than 80%.

As of December 31, 2006, Vineyard’s classified loans consisted of $19.0 million in substandard loans, representing 1.0% of the gross loan portfolio. Included in the substandard loans at December 31, 2006 was $14.4 million of non-performing land development loans. The largest of such non-performing loans was $11.7 million. Vineyard is continuing the process of recovering the non-performing loans and the corresponding non-accrued income. Although subsequent events may further affect these loans, Vineyard currently believes these loans are well secured and it expects to collect all principal and non-default interest on the loans.

Further information on Vineyard’s loan portfolio may be found in the company’s Form 10K filed on March 7, 2007 which may be found on the company’s Investor Relations website at www.vnbcstock.com under SEC filings.

“Because of the issues faced by several lenders in connection with their subprime lending activities, we felt it was important to provide the market with additional insight on the mix of Vineyard’s loan portfolio secured by residential real estate,” said Norman Morales, president and chief executive officer. “While there is inherent risk in all types of lending and subsequent events may impact our portfolio, we believe that we have mitigated certain risks associated with our residential lending activities through diversification of product and collateral type, geographic dispersion, different durations, and greater certainty of repayment through the underwriting processes we employ.”

The company is a $2.3 billion financial holding company headquartered in Corona, and the parent company of Vineyard, also headquartered in Corona. The company operates through 16 full-service banking centers and five loan production offices in the counties of Los Angeles, Marin, Monterey, Orange, Riverside, San Bernardino, San Diego, Santa Clara and Ventura, Calif. The company's common stock is traded on the NASDAQ Global Market System under the symbol "VNBC". For additional information on the company visit www.vnbcstock.com and for additional information on Vineyard visit www.vineyardbank.com.

This press release contains forward-looking statements as referenced in the Private Securities Litigation Reform Act of 1995. Forward-looking statements are inherently unreliable and actual results may vary. Factors which could cause actual results to differ from these forward-looking statements include changes in the competitive marketplace, changes in the interest rate environment, economic conditions, outcome of pending litigation, risks associated with credit quality and other factors discussed in the company’s filings with the Securities and Exchange Commission. The company undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.